Exhibit 99.1

SKILLED HEALTHCARE GROUP REPORTS FIRST QUARTER 2013 ADJUSTED EPS OF $0.10

FOOTHILL RANCH, Calif. - May 6, 2013 - Skilled Healthcare Group, Inc. (NYSE: SKH) today announced its consolidated financial operating results for the three-month period ended March 31, 2013.

“Although the Adjusted EPS of $0.10 for the quarter is disappointing, we are encouraged by the stable underlying business metrics. In particular, we are pleased with our increase in skilled mix compared to the same quarter last year, and see that metric as a positive reflection on our continued market strength in the communities served by our skilled nursing companies. Three discrete factors caused our earnings to fall below expectations: an insurance reserve adjustment; a prior year hospice cap reserve; and a Hallmark customer bankruptcy. In addition, the continued shift from Medicare days to Medicare Advantage has resulted in lower net patient service revenue due to the generally lower Medicare Advantage per diem rates compared with our Medicare rates. While many of our contracted rates include exclusions that lower the risk associated with the cost of care, the general cost structure for providing care to Medicare and Medicare Advantage patients is similar" said Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group.

Mr. Hendrickson continued, "We remain on track with our HUD financing and hope to be in a position to close our first HUD insured loan soon."

First Quarter 2013 Results
Revenue for the quarter ended March 31, 2013 was $218.9 million, a decrease of 0.2% when compared to $219.4 million in the first quarter of 2012. Skilled mix1 increased 20 basis points to 23.1% in the first quarter of 2013 from 22.9% in the first quarter of 2012. Occupancy declined 40 basis points to 83.0% in the first quarter of 2013 from 83.4% in the first quarter of 2012. Quality mix2 in the first quarter of 2013 decreased 40 basis points to 69.9%, compared to 70.3% in the prior year period.

Results for the quarter ended March 31, 2013 were negatively affected by three factors. First, the liability on professional liability claims increased by approximately $3.2 million more in the first quarter of 2013 than in the first quarter of 2012 due to increased reserves on existing claims. These claims are reviewed actuarially on a quarterly basis; this additional charge is not expected to become a trend. Second, hospice cap reserves were recorded in the amount of $0.2 million for the 2011 cap year and $1.2 million for the 2012 cap year as patients stayed on service for longer than expected. Finally, a customer of the therapy business unit declared bankruptcy, which resulted in a charge of $0.6 million on receivables due from this customer.

EBITDA3 was $17.9 million, or 8.2% of revenue, for the quarter ended March 31, 2013, a decrease of 31.2% compared to $26.1 million, or 11.9% of revenue, in the same period a year ago. EBITDAR3 was $22.7 million, or 10.4% of revenue, for the quarter ended March 31, 2013, a decrease of 25.7% compared to $30.6 million, or 14.0% of revenue, for the quarter ended March 31, 2012.

Net income for the quarter ended March 31, 2013 totaled $3.1 million, as compared to $6.3 million for the first quarter of 2012. Adjusted net income4 for the quarter ended March 31, 2013, totaled $3.6 million, a decrease of 42.5% compared to adjusted net income of $6.3 million for the first quarter of 2012. Adjusted net income excludes certain items as described in the Reconciliation of Income Before Provision for Income Taxes to Adjusted Net Income table at the end of this press release.

Net income per diluted share was $0.08 for the quarter ended March 31, 2013, as compared to $0.17 for the same period in 2012. Adjusted net income per diluted share was $0.10 for the quarter ended March 31, 2013, a decrease of 41.2% compared to adjusted net income per diluted share of $0.17 for the quarter ended March 31, 2012.

Long-Term Care Services Segment
Revenue for our long-term care services segment in the quarter ended March 31, 2013 was $165.7 million, a decrease of $1.4 million, or 0.8%, as compared to $167.1 million for the same period a year ago. Revenue for this segment represented 75.7% of total revenue in the first quarter of 2013, compared to 76.2% of total revenue in the first quarter of 2012.

Therapy Services Segment
Revenue for Hallmark Rehabilitation, our rehabilitation therapy services segment, was $27.1 million for the quarter ended March 31, 2013, an increase of $1.0 million, or 3.8%, compared to the same period a year ago. Third-party rehabilitation therapy accounted for 12.4% of total revenue in the first quarter of 2013, compared to 11.9% of total revenue in the first quarter of 2012.

Hospice and Home Health Services Segment
Revenue for Signature Hospice and Home Health, our hospice and home health care services segment, was $26.1 million in the first quarter of 2013, a decrease of $0.1 million, or 0.4%, compared to $26.2 million in the first quarter of 2012. Average daily hospice census decreased to 1,336 for the three-months ended March 31, 2013 from 1,375 for the three-months ended March 31, 2012, or 2.8%. Results were negatively affected by hospice cap reserves of $0.2 million for the 2011 cap year and $1.2 million for the 2012 cap year as patients stayed on service for longer than expected.

2013 Updated Guidance
Skilled Healthcare Group, Inc. expects full year 2013 consolidated revenue to be between $880 million and $890 million, EBITDA to be in the range of $95 million to $99 million, EBITDAR to be in the range of $114.5 million to $118.5 million and net income per common diluted share to be between $0.57 and $0.63. This guidance includes the results of the first quarter of 2013 and assumes the following:

•	Medicare increase of 1.4% beginning October 1, 2013

•	2013 capital expenditures of approximately $20 to $23 million

•	Average interest rate on outstanding debt of approximately 7.8%

•	No benefit from HUD financing

•	An effective tax rate of 37%

•	Weighted average shares outstanding of 38.0 million

•	No additional acquisitions, developments or divestitures

Conference Call
A conference call and webcast will be held tomorrow, Tuesday, May 7th, at 9:00 a.m. Pacific Time (12:00 noon Eastern Time) to discuss Skilled Healthcare Group's consolidated financial results for the first quarter of 2013 and its outlook for 2013.

To participate in the call, interested parties may dial (800) 847-9525 and reference conference 57087822. Alternatively, interested parties may access the call in listen-only mode at www.skilledhealthcaregroup.com. A replay of the conference call will be available after 12:00 noon Pacific Time at www.skilledhealthcaregroup.com.

About Skilled Healthcare Group, Inc.
Skilled Healthcare Group, Inc., based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had trailing twelve month revenue of approximately $872 million and approximately 15,000 employees as of March 31, 2013. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the "Company," operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nebraska, Nevada, New Mexico and Texas, including 74 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Montana, New Mexico and Nevada. The Company leases 5 skilled nursing facilities in California to an unaffiliated third party operator. More information about Skilled Healthcare is available at www.skilledhealthcaregroup.com.

Footnotes

(1)
Skilled mix represents the number of Medicare and non-Medicaid managed care patient days at Skilled Healthcare Group's affiliated skilled nursing facilities divided by the total number of patient days at Skilled Healthcare Group's affiliated skilled nursing facilities for any given period.

(2)	Quality mix represents non-Medicaid revenue as a percentage of total revenue.

(3)
EBITDA is net income before depreciation, amortization and interest expense (net of interest income) and the provision for income taxes. EBITDAR is EBITDA excluding facility rent expense. Adjusted earnings before interest, taxes, depreciation and amortization, or Adjusted EBITDA, reflects the non-GAAP adjustments to net income that are reflected in the Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR in this press release.

(4)
Adjusted net income per diluted share and adjusted net income each reflect the non-GAAP adjustments to income before provision for income taxes that are reflected in the Reconciliation of Income Before Provision for Income Taxes to Adjusted Net Income table in this press release.

Forward-Looking Statements
This release includes "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. They include statements about Skilled Healthcare's expectations for 2013 full year consolidated revenue, EBITDA, EBITDAR and net income per diluted share as well as statements regarding our expectations regarding HUD financing and professional liability claims. These forward-looking statements are based on current expectations and projections about future events, including the assumptions stated in this release.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements.

Additionally, the Company faces a number of other risks and uncertainties, including, but not limited to, the factors described in Skilled Healthcare's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Skilled Healthcare Group, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
Revenue:	(Unaudited)
Net patient service revenue	$218,114	$218,659
Lease facility revenue	761	754
	218,875	219,413

Expenses:
Cost of services (exclusive of rent cost of revenue and depreciation and amortization shown below)	190,137	183,131
Rent cost of revenue	4,812	4,556
General and administrative	6,455	6,100
Depreciation and amortization	6,219	6,275
	207,623	200,062

Other (expenses) income:
Interest expense	(8,675)	(9,565)
Interest income	112	145
Other (expense) income, net	(30)	(29)
Equity in earnings of joint venture	489	471
Total other (expenses) income, net	(8,104)	(8,978)
Income before provision for income taxes	3,148	10,373
Provision for income taxes	78	4,036
Net income	$3,070	$6,337

Net income per share, basic	$0.08	$0.17
Net income per share, diluted	$0.08	$0.17

Weighted-average common shares outstanding, basic	37,557	37,285
Weighted-average common shares outstanding, diluted	38,034	37,407

Skilled Healthcare Group, Inc.
Condensed Consolidated Balance Sheet and Cash Flow Data
(In thousands)

	March 31, 2013	December 31, 2012
	(Unaudited)	(Audited)
Balance Sheet Data:
ASSETS
Cash and cash equivalents	$5,149	$2,003
Accounts receivable, less allowance for doubtful accounts of $15,534 and $15,646 at March 31, 2013 and December 31, 2012, respectively	112,505	107,245
Other current assets	30,277	29,577
Property and equipment and leased facility assets, net	377,005	380,658
Goodwill	85,609	85,609
Other assets	73,971	77,544
Total assets	$684,516	$682,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities less current portion of long-term debt	$88,729	$90,965
Other long-term liabilities	40,041	42,873
Long-term debt	451,666	448,967
Stockholders’ equity	104,080	99,831
Total liabilities and stockholders’ equity	$684,516	$682,636

	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Cash Flows Data:
Net cash provided by (used in) operating activities	$4,481	$(1,022)
Net cash used in investing activities	(2,401)	(3,475)
Net cash provided by (used in) financing activities	1,066	(1,639)
Increase (decrease) in cash and cash equivalents	3,146	(6,136)
Cash and cash equivalents at beginning of period	2,003	16,017
Cash and cash equivalents at end of period	$5,149	$9,881

Skilled Healthcare Group, Inc.
Consolidated Key Performance Indicators
(Unaudited)
The following table summarizes our key performance indicators, along with other statistics, for each of the dates or periods indicated

	Three Months Ended March 31,
	2013	2012
Occupancy statistics (skilled nursing facilities):
Available beds in service at end of period	8,815	8,813
Available patient days	793,232	801,526
Actual patient days	658,646	668,193
Occupancy percentage	83.0%	83.4%
Average daily number of patients	7,318	7,343
Hospice average daily census	1,336	1,375
Home health episodic-based admissions	2,242	1,985
Home health episodic-based recertifications	490	333
EBITDA (in thousands)	$17,930	$26,068
Adjusted EBITDA (in thousands)	$17,930	$26,068
Adjusted EBITDA margin	8.2%	11.9%
Adjusted EBITDAR (in thousands)	$22,742	$30,624
Adjusted EBITDAR margin	10.4%	14.0%

Revenue per patient day (skilled nursing facilities prior to intercompany eliminations):
LTC only Medicare (Part A)	$521	$508
Medicare blended rate (Part A & B)	572	575
Managed care (Part A)	381	382
Managed care blended rate (Part A & B)	390	389
Medicaid	161	158
Private and other	176	173
Weighted-average for all	$240	$239
Patient days by payor (skilled nursing facilities):
Medicare	85,228	93,034
Managed care	67,206	60,022
Total skilled mix days	152,434	153,056
Private pay and other	102,551	104,200
Medicaid	403,661	410,937
Total days	658,646	668,193
Patient days as a percentage of total patient days (skilled nursing facilities):
Medicare	12.9%	13.9%
Managed care	10.2	9.0
Skilled Mix	23.1	22.9
Private pay and other	15.6	15.6
Medicaid	61.3	61.5
Total	100.0%	100.0%
Revenue from (total company):
Medicare	32.6%	35.0%
Managed care, private pay, and other	37.3	35.3
Quality mix	69.9	70.3
Medicaid	30.1	29.7
Total	100.0%	100.0%

Skilled Healthcare Group, Inc.
Facility Ownership
(Unaudited)

	As of March 31,
	2013	2012
Facilities:
Skilled nursing facilities operated:
Owned	52	52
Leased	22	22
Total skilled nursing facilities operated	74	74
Total licensed beds	9,185	9,183
Skilled nursing facilities leased to unaffiliated third party operator	5	5
Assisted living facilities
Owned	21	21
Leased	1	1
Total assisted living facilities	22	22
Total licensed beds	1,228	1,214
Total facilities	101	101
Percentage owned facilities	77.2%	77.2%

Skilled Healthcare Group, Inc.
Reconciliation of Income (Loss) Before Provision for Income Taxes to Adjusted Net Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012

Income from operations	$3,148	$10,373
Legal expense for non-routine matters	936	—
Adjusted income before provision for income taxes	4,084	10,373
Adjusted provision for income taxes	441	4,036
Adjusted net income	$3,643	$6,337

Weighted-average common shares outstanding, diluted	38,034	37,407
Adjusted net income per share, diluted	$0.10	$0.17
Effective tax rate	10.8%	38.9%

Skilled Healthcare Group, Inc.
Reconciliation of Forecasted Net Income to Forecasted EBITDA and Forecasted EBITDAR
Year Ending December 31, 2013
(In millions)
(Unaudited)

	Outlook
	Low	High
Net income guidance	$21.7	$24.0
Interest expense, net of interest income	34.5	34.5
Provision for income taxes	12.8	14.5
Depreciation and amortization expense	26.0	26.0
EBITDA guidance	95.0	99.0
Rent cost of revenue	19.5	19.5
EBITDAR guidance	$114.5	$118.5

We believe that a report of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides consistency in our financial reporting and provides a basis for the comparison of results of core business operations between our current, past and future periods. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are primary indicators management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business from period-to-period without the effect of expenses, revenues and gains (losses) that are unrelated to the day-to-day performance of our consolidated and segmented business but are required to reported in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). We also use adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to benchmark the performance of our consolidated and segmented business against expected results, analyzing year-over-year trends as described below and to compare our operating performance to that of our competitors.

Management uses adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR to assess the performance of our core business operations, to prepare operating budgets and to measure our performance against those budgets on a consolidated and segment level. Segment management uses these metrics to measure performance on a business unit by business unit basis. We typically use adjusted net income per share, Adjusted EBITDA and Adjusted EBITDAR for these purposes on a consolidated basis as the adjustments to adjusted net income per share, EBITDA and EBITDAR are not generally allocable to any individual business unit and we typically use EBITDA and EBITDAR to compare the operating performance of each skilled nursing and assisted living facility, as well as to assess the performance of our operating segments. EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR are useful in this regard because they do not include such costs as interest expense (net of interest income), income taxes, depreciation and amortization expense, rent cost of revenue (in the case of EBITDAR and Adjusted EBITDAR) and special charges, which may vary from business unit to business unit and period-to-period depending upon various factors, including the method used to finance the business, the amount of debt that we have determined to incur, whether a facility is owned or leased, the date of acquisition of a facility or business, the original purchase price of a facility or business unit or the tax law of the state in which a business unit operates. These types of charges are dependent on factors unrelated to the underlying business unit performance. As a result, we believe that the use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR provides a meaningful and consistent comparison of our underlying business units between periods by eliminating certain items required by U.S. GAAP which have little or no significance to their day-to-day operations.

The use of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures has certain limitations. Our presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR or other non-GAAP financial measures may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA or Adjusted EBITDAR. Each of these items should also be considered in the overall evaluation of our results. Additionally, adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, capital expenditures and other items both in our reconciliations to the U.S. GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and certain other non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with U.S. GAAP. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by U.S. GAAP, nor should these measures be relied upon to the exclusion of U.S. GAAP financial measures. Adjusted net income per share, EBITDA, EBITDAR, Adjusted EBITDA, Adjusted EBITDAR and other non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our U.S. GAAP results and the reconciliations to the corresponding U.S. GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. You are strongly encouraged to review our financial information in its entirety and not to rely on any single financial measure.

Investor Contact:
Skilled Healthcare Group, Inc.
Dev Ghose or Chris Felfe
(949) 282-5800